Certain identified information has been excluded from this exhibit because it is both not material and the type that the Registrant treats as private or confidential.

AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement ("Agreement") is made as of the 8th day of January, 2021 (the “Effective Date”) by and between Wilshire Advisors, LLC (formerly “Wilshire Associates Incorporated”), a California limited liability company ("Adviser") and Pzena Investment Management, LLC, a Delaware limited liability company ("Sub-Adviser") and amends and restates the Investment Sub-Advisory Agreement between Adviser and Sub-Adviser dated as of December 23, 2004 and amended as of March 29, 2007, February 28, 2013, June 15, 2018 and
August 28, 2020.
WHEREAS, Adviser is the investment adviser of the Wilshire Mutual Funds, Inc. (the “Fund”), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), currently consisting of seven separate series or portfolios (collectively, the “Fund Portfolios”) including the Large Company Growth Portfolio, the Large Company Value Portfolio, the Small Company Growth Portfolio, the Small Company Value Portfolio, the Wilshire 5000 Index Fund, the Wilshire International Equity Fund and the Wilshire Income Opportunities Fund;

WHEREAS, Adviser desires to retain Sub-Adviser to furnish investment advisory services for the Fund Portfolios as described in Exhibit 1 – Fund Portfolio Listing, as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.APPOINTMENT. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio for the period and on the terms set forth in this Agreement. Sub- Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.
2.SUB-ADVISER SERVICES. Subject always to the supervision of the Fund's Board of Directors and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of each Fund Portfolio as Adviser shall from time to time designate (each a "Portfolio Segment") and place all orders for the purchase and sale of securities on behalf of each Portfolio Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and each Fund Portfolio and will monitor each Portfolio Segment's investments, and will comply with the provisions of the Fund's Articles of Incorporation and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time, as well as any other objectives, policies or limitations as may be provided by Adviser to Sub-Adviser in writing from time to time.
Sub-Adviser will provide reports at least quarterly to the Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Directors from time to time at reasonable times to review investment policies of each Fund Portfolio with respect to each Portfolio Segment and to consult with Adviser regarding the investment affairs of each Portfolio Segment.

Communications with Adviser, at a minimum, should include: (a) monthly accounting statements including: portfolio holdings; portfolio income and accruals; transactions (buys/sells); contribution/withdrawal activity; and reconciliation between month-end valuations of cash and positions provided by the Custodian and Sub-Manager's own valuations of same, and itemizing and explaining any differences; (b) monthly performance statements including: total returns stated in gross- and net-of-Sub- Adviser related fee terms ; (c) quarterly written statements, including actions taken in each Fund Portfolio, the current outlook, expected changes in each Fund Portfolio, and performance results; (d) meetings with Adviser as determined by Adviser from time-to-time at reasonable times; (e) reporting of pertinent changes in the firm as they occur, by phone and in writing. Pertinent changes include, but are not limited to, the following: changes in ownership; changes in key personnel; major changes in areas of responsibility of key personnel; and changes in investment philosophy or major strategies; (f) quarterly affirmation statement of compliance with investment guidelines; and (g) an annual statement of market outlook and investment strategy. To the extent available, Sub-Adviser will provide Adviser with account information by e-mail upon request.
Sub-Adviser agrees that it:
a.will use the same skill and care in providing such services as are required to provide services to fiduciary accounts;
b.will conform with all applicable provisions of the 1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities, provided, however, that with respect to any portfolio diversification requirements necessary for each Portfolio Segment to comply with subchapter M of the Internal Revenue Code as if it were a regulated investment company thereunder, Adviser understands that Sub-Adviser is not equipped to monitor compliance with these requirements and the Fund Administrator will be responsible for monitoring, testing and notifying Sub-Adviser of its compliance or non-compliance with subchapter M; Sub-Adviser agrees to provide Adviser or an appointed party with the necessary information, as Adviser shall request, such that compliance or non- compliance with subchapter M can be assessed.
c.to the extent directed by Adviser in writing, and to the extent permitted by law, will execute purchases and sales of portfolio securities for each Portfolio Segment through brokers or dealers designated by management of the Fund to Adviser for the purpose of providing direct benefits to the Fund, provided that Sub-Adviser determines that such brokers or dealers will provide best execution, and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment to such brokers or dealers for the account of the relevant Fund Portfolio. Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions may be higher than those which the Sub-Adviser could obtain from another broker or dealer, in order to obtain such benefits for the Fund;
d.is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment for the account of each Fund Portfolio. In making such selection, Sub-Adviser is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of each Portfolio Segment's orders, taking into account all appropriate factors, including, but not limited to, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. With respect to transactions under this paragraph (d), it is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of any Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of each Fund Portfolio under this Agreement, or otherwise, solely by reason of its having caused a Fund Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of a Fund Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. The Adviser may, from time to time, engage other sub- advisers to advise portions of a Fund Portfolio other than the Portfolio Segment. The Sub-Adviser agrees that it will not consult with any other sub-adviser engaged by the Adviser with respect to transactions in securities or other assets concerning a Fund Portfolio, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates;
e.is authorized to consider for investment by each Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser. To assure fair treatment of each Portfolio Segment and all other clients of Sub-Adviser in situations in which a Fund and one or more other clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Portfolio Segment and such other clients in a manner deemed equitable by Sub-Adviser. Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Portfolio Segment with similar orders being made on the same day for other eligible client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and each Portfolio Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price, and all transaction costs incurred in effecting the aggregated transaction will be shared on a pro-rata basis among the accounts or portfolios (including the Portfolio Segment) participating in the transaction. Adviser and the Fund understand that Sub-Adviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub- Adviser, in which event the prices paid or received by each Portfolio Segment will not be so averaged and may be higher or lower than those paid or received by other accounts or portfolios of Sub-Adviser;
f.will report regularly to Adviser and to the Board of Directors and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Directors on a regular basis at reasonable times the management of each Portfolio Segment, including without limitation, review of the general investment strategies of each Portfolio Segment, the performance of each Portfolio Segment in relation to standard industry indices, stock market and interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;
g.will prepare such books and records with respect to each Portfolio Segment's securities transactions as requested by Adviser and will furnish Adviser and the Fund's Board of Directors such periodic and special reports as the Board or Adviser may reasonably request;
h.will vote all proxies received by Sub-Adviser or its designated proxy voting agent with respect to securities in each Portfolio Segment; and

i.will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub- Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement.
Sub-Adviser's ability to provide the services in this Section (2) is pursuant to the Adviser's authority to delegate advisory duties under the Advisory Agreement between the Adviser and the Fund, dated April 1, 2002. To the extent that the terms of this Section (2) differ from the terms the Advisory Agreement, the terms of the Advisory Agreement shall govern.
3.EXPENSES. During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for each Portfolio Segment. Sub-Adviser agrees to bear any Fund expenses caused by future changes at Sub-Adviser, such expenses including but not limited to preparing, printing, and mailing of stickers or complete prospectus or statement of additional information. The Fund shall bear all other expenses incurred in the operation of the Fund and the portfolios, including without limitation taxes, interest, brokerage fees and commissions, if any, fees of directors who are not officers, directors, partners, employees or holders of 5 percent or more of the outstanding voting securities of the Adviser or any Sub-Adviser or any of their affiliates, Securities and Exchange Commission ("Commission") fees and state blue sky registration and qualification fees, charges of custodians, transfer rand dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs of preparing and printing prospectuses and statements of additional information or any supplements or amendments thereto necessary for the continued effective registration of the Fund's shares ("Shares") under federal or state securities laws, costs of printing and distributing any prospectus, statement of additional information, supplement or amendment thereto for existing shareholders of the Funds, costs of shareholders' reports and meetings, and any extraordinary expenses. It is understood that certain advertising, marketing, shareholder servicing, administration and/or distribution expenses to be incurred in connection with the Shares may be paid by the Fund as provided in any plan which may in the sole discretion of the Fund be adopted in accordance with Rule 12b-1 under the 1940 Act, and that such expenses shall be paid apart from any fees paid under this Agreement.
4.COMPENSATION. For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a sub- advisory fee computed and paid as set forth in Exhibit 2 - Fee Schedule. Sub-Adviser agrees that any amendment to this fee schedule will be upon the mutual written agreement between Adviser and Sub- Adviser.
5.OTHER SERVICES. Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio. Adviser understands and has advised the Fund's Board of Directors that Sub-Adviser may act as an investment adviser or sub-investment adviser to other investment companies and other advisory clients, some of which may have different objectives than those of the Fund and Fund portfolios. Sub- Adviser understands that during the term of this Agreement Adviser may retain one or more other sub- advisers with respect to any portion of the assets of a Fund Portfolio other than the Portfolio Segment.
6.AFFILIATED BROKER. In connection with the purchase or sale of securities or other investments for a Portfolio Segment, Sub-Adviser may allocate orders for purchase and sale transactions to any broker-dealer affiliated with Sub-Adviser or Adviser ("Affiliated Broker"), may purchase securities underwritten by Affiliated Broker, and may cause the Fund Portfolio to compensate Affiliated Broker for effecting such transactions, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) compliance with procedures adopted by the Fund pursuant to Rule 17e-1 and Rule 10f-3 under the 1940 Act; ; (c) the provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act"); (d) the provisions of the Securities Exchange Act of 1934, as amended; and (e) other applicable provisions of law.

Adviser or the Fund may revoke any or all of the consents and authorizations given hereby at any time and without penalty by providing written notice to Sub-Adviser.
7.REPRESENTATIONS OF SUB-ADVISER. Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser will use all commercially reasonable efforts to remain so registered throughout the term of this Agreement and will notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and (f) will notify Adviser of any change in the controlling shareholders of the Sub- Adviser, or any change in ownership constituting an "assignment" for purposes of the 1940 Act, within a reasonable time after such change.
In addition, Sub-Adviser represents that it has provided Adviser with copies of each of the following documents: (i) Sub-Adviser's Form ADV as filed with the Securities Exchange Commission; and (ii) separate lists of persons who Sub-Adviser wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets for the Fund Portfolios. Sub-Adviser will furnish Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Such amendments or supplements will be provided within 30 days of the time such materials became available to Sub-Adviser.
8.REPRESENTATIONS OF ADVISER. Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Adviser will use all commercially reasonable efforts to remain so registered throughout the term of this Agreement and will notify Sub-Adviser immediately if Adviser ceases to be so registered as an investment adviser. Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, and (e) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

9.BOOKS AND RECORDS. Sub-Adviser will maintain, in the form and for the Period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment's investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains for each of the Fund Portfolios or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to each Fund Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).
Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities. Sub-Adviser may disclose the investment performance of each Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, any Fund Portfolio or the Fund or the composition of each Portfolio Segment. Sub-Adviser may, however, disclose that Adviser, the Fund and each Fund Portfolio are its clients; provided, however, that Sub-Adviser will not advertise or market its relationship with Adviser or the Fund or issue press releases regarding such relationships without the express prior written consent of Adviser. Notwithstanding the foregoing, Sub-Adviser may disclose (i) the investment performance of each Portfolio Segment to Fund officers and directors and other service providers of the Fund, and (ii) any investment performance that is public information to any person.
10.CODE OF ETHICS. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1(b), (c), (d), and (e) under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter; that Sub-Adviser has adopted procedures reasonably necessary to prevent its access persons from violating such code; and that there have been no material violations of Sub-Adviser's code of ethics or, if any such violation has occurred, the nature of such violation and of the action taken in response to such violation.
11.LIMITATION OF LIABILITY. Neither Sub-Adviser nor any of its directors, officers, members, partners, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-Adviser's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Sub-Adviser specifically acknowledges that the Fund is a third party beneficiary of this Agreement and that the Fund is entitled to bring a lawsuit against the Sub-Adviser for breach of this Agreement or any other duty in any court of competent jurisdiction. Also Sub-Adviser acknowledges that the Fund is not subject to or bound by any of the provisions of paragraph 14 of this Agreement.

Sub-Adviser agrees to indemnify and defend Adviser, the Fund, and their representative officers, directors, employees and any person who controls Adviser for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund's registration statement, any proxy statement, or any written communication to current or prospective investors in any Fund Portfolio, if such material misstatement or omission was made in reliance upon and in conformity with written information furnished by Sub-Adviser to Adviser or the Fund for use in such document.
Adviser agrees to indemnify and defend Sub-Adviser, and its representative officers, directors, employees and any person who controls Sub-Adviser for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund's registration statement, any proxy statement, or any communication to current or prospective investors in any Fund Portfolio, other than a misstatement or omission made in reliance on written information furnished by Sub-Adviser as set forth above.
12.TERM AND TERMINATION. Unless otherwise agreed in writing, this Agreement shall become effective with respect to each Portfolio Segment on the Effective Date, and shall remain in full force until August 31, 2021, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules, regulations and any exemptive relief thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.
This Agreement shall terminate as follows:
(a)This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to any Fund Portfolio at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days prior written notice to the other party. This Agreement may also be terminated by the Fund with respect to any Fund Portfolio at any time without the payment of any penalty by action of the Board of Directors or by a vote of a majority of the outstanding voting securities of such Fund Portfolio (as defined in the 1940 Act) on sixty days prior written notice to Sub-Adviser by the Fund.
(b)This Agreement may be terminated with respect to any Fund Portfolio at any time upon written notice without payment of any penalty by Adviser, the Board of Directors or a vote of majority of the outstanding voting securities of such Fund Portfolio in the event that Sub-Adviser or any officer of Sub-Adviser has breached any representation or warranty in this Agreement or has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.
(c)This Agreement shall automatically terminate with respect to a Fund Portfolio in the event the Investment Management Agreement between Adviser and the Fund with respect to such Fund Portfolio is terminated, assigned or not renewed.
Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.

13.NOTICE. Any notice under this Agreement by a party shall be in writing, addressed and personally delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice.
14.ADVISER RESPONSIBILITY. Adviser has provided and will continue to provide Sub-Adviser with copies of the Fund's Articles of Incorporation, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement, and the Advisory Agreement between the Fund and the Adviser, and the resolutions of the Directors selecting Adviser as investment manager to the Fund and the Code of Ethics of the Fund and of Adviser as currently in effect; provided, however, that such documents are provided to the Adviser by the Fund, and provided further that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified, in writing, thereof. The Adviser represents that it is authorized to appoint the Sub-Adviser and to execute and deliver this Agreement and that all shareholder and Board action on the part of the Fund and the Adviser required to be taken to make such appointment and enter into this Agreement has been taken.
15.ARBITRATION OF DISPUTES. Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages. Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties. Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys' fees and costs.
16.MISCELLANEOUS. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. Subject to the provisions of Section 11, this Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors. This Agreement may be signed in counterpart.
17.APPLICABLE LAW. This Agreement shall be construed in accordance with applicable federal law and the laws of the state of California, without regard to principles of conflict of laws.
Adviser and Sub-Adviser have caused this Agreement to be executed as of the Effective Date. W

WILSHIRE ADVISORS, LLC	PZENA INVESTMENT MANAGEMENT, LLC
By: /s/ Jason Schwarz	By: /s/ Evan K. Fire
Title: COO	Title: Managing Principal

EXHIBIT 1
FUND PORTFOLIO LISTING

Wilshire Large Company Value Portfolio1 Wilshire International Equity Portfolio2

1 Sub-Adviser references the Pzena Large Cap Value Strategy in connection with its sub-advisory services to the Portfolio Segment of the Wilshire Large Company Value Portfolio; provided that, for the avoidance of doubt, Sub- Adviser shall manage such Portfolio Segment solely in accordance with the terms of this Agreement and the investment guidelines with respect to such Portfolio Segment.

2 Sub-Adviser references the Pzena International Value All Country (ex-U.S.) Strategy in connection with its sub- advisory services to the Portfolio Segment of the Wilshire International Equity Portfolio; provided that, for the avoidance of doubt, Sub-Adviser shall manage such Portfolio Segment solely in accordance with the terms of this Agreement and the investment guidelines with respect to such Portfolio Segment.

EXHIBIT 2 FEE SCHEDULE
Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rates:

Wilshire Large Company Value Portfolio

(i)[ ]% per annum on the first $[ ] of the Portfolio Segment,
(ii)[ ]% per annum on the next $[ ] of the Portfolio Segment, and
(iii)[ ]% on amounts above $[ ] of the Portfolio Segment.

Wilshire International Equity Portfolio

(i)[ ]% per annum on the first $[ ] of the Portfolio Segment,
(ii)[ ]% per annum on the next $[ ] of the Portfolio Segment, and
(iii)[ ]% on amounts above $[ ] of the Portfolio Segment.

Sub-Adviser’s fee shall be accrued daily at 1/365th of the annual rate set forth above (or 1/366th of the annual rate in a leap year) and paid monthly. For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement with respect to any or all of the Fund Portfolios, all compensation due through the date of termination with respect to such Fund Portfolio(s) will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.